Exhibit 99.1

News Release

Release: Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Fourth Quarter and Fiscal Year 2009 Results

CHICAGO – (October 9, 2009) – Oil-Dri Corporation of America (NYSE: ODC) today announced increased net income and net sales for the fiscal year ended July 31, 2009.

The Company reported net sales for the fiscal year of $236,245,000, a 2% increase compared with net sales of $232,359,000 for the previous fiscal year.  Net income for the fiscal year was $9,586,000, or $1.32 per diluted share, a 6% increase compared with net income of $9,039,000, or $1.25 per diluted share, for fiscal 2008.

Net sales for the fourth quarter were $55,934,000, a 6% decrease compared with net sales of $59,505,000 in the same quarter one year ago.  The Company reported net income for the quarter of $2,552,000, or $0.35 per diluted share, a 3% increase compared with net income of $2,453,000, or $0.34 per diluted share, in the same quarter one year ago.

Fourth Quarter and Fiscal Year Review
President and Chief Executive Officer Daniel S. Jaffee said, “While our net sales declined in the fourth quarter, we are encouraged by our year-end results and our concerted efforts to control expenses and sell higher margin products.  Our balance sheet remains strong, allowing us to reduce debt and pay dividends while investing heavily in capital projects.

“Overall our business remains healthy as indicated by the following key metrics.  We continue to make steady progress in light of the challenging economy and are pleased to have increased the dividend for the sixth consecutive year and invested in new products while supporting sales of existing business.”

Key Metrics	F’09	F’08	F’07	F’06	F’05
Cash, cash equivalents & investments	$19,837,000	$27,764,000	$30,027,000	$25,855,000	$19,435,000
Notes payable minus cash and equivalents (debt net of cash)	$1,663,000	$(684,000)	$1,133,000	$9,385,000	$3,885,000
Return on average stockholders’ equity	10.8%	10.8%	10.0%	7.2%	9.0%
*Net income per diluted share	$1.32	$1.25	$1.09	$0.73	$0.88
Research and development expenses	$2,099,000	$2,497,000	$2,154,000	$1,809,000	$2,429,000
Capital expenditures	$15,253,000	$7,302,000	$7,757,000	$10,827,000	$7,311,000
Dividends paid	$3,684,000	$3,377,000	$3,038,000	$2,403,000	$2,206,000
Dividends paid per Common Stock share	$0.56	$0.52	$0.48	$0.38	$0.34
*Net income per diluted share reflects the five-for-four stock split effected on September 8, 2006.

Business Review
Net sales for the Company’s Business to Business Products Group were $76,049,000 and group income was $14,948,000 for the fiscal year.  Net sales for the quarter were $17,208,000 and group income was $2,957,000.  Net sales and unit volume were down for Pro’s Choice, Flo-Fre, Pure-Flo and ConditionAde products for the fiscal year and fourth quarter.  Net sales were up for Agsorb, Ultra-Clear products in the fiscal year and quarter.  The new Calibrin products also contributed to the Group’s results for the fiscal year and quarter.

Net sales for the Company’s Retail and Wholesale Products Group were $160,196,000 and group income was $17,007,000 for the fiscal year.  Net sales for the quarter were $38,726,000 and group income was $5,099,000.  Net sales were up for Cat’s Pride branded and private label cat litters for the fiscal year.  The worldwide economic slowdown led to decreased net sales of industrial and automotive products in the United States and net sales and unit volume declines in Canada and the United Kingdom.

Financial Review
On June 9, 2009, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.15 per share of outstanding Common Stock and $0.1125 per share of outstanding Class B Stock.  The dividends were payable September 4, 2009 to stockholders of record at the close of business on August 21, 2009.  At the July 31, 2009 stock closing price of $15.75 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.8%.

The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past six years.

Cash, cash equivalents and short-term investments at July 31, 2009, totaled $19,837,000.  Capital expenditures for the fiscal year totaled $15,253,000, which was $7,847,000 more than the fiscal year’s depreciation and amortization of $7,406,000.

Other noncurrent liabilities increased significantly during the year.  The increase was the result of a higher actuarially calculated benefit obligation and lower plan asset values for the Company’s defined benefit pension plan.

Capital expenditures in the fiscal year were significantly greater than in previous fiscal years due to construction of a new plant in Ripley, Mississippi at which the Company will manufacture its new Verge engineered granules.

The effective tax rate was 28% of the pre-tax income in fiscal 2009 versus 26% in fiscal 2008.  The effective tax rate was higher in fiscal 2009 due to higher income, a lower deduction for mining depletion due to reduced tonnage and an unfavorable tax impact from foreign operations.

Looking Forward

Jaffee continued, “In June 2009 we announced that Wal-Mart would dramatically reduce the number of stores carrying our branded cat litter products.  The new store counts went into effect in August 2009 and have resulted in the loss of a material amount of branded cat litter sales and related profitability with this account.  We have received strong support from our other retail partners who see this as an opportunity to promote Cat’s Pride and grow their cat litter sales.  Only time will tell what the net effect of these changes will be on our top and bottom lines.

“We are encouraged by the growing opportunities for our newly launched products, Calibrin-A and Calibrin-Z enterosorbents.  Considering the regulatory challenges for product registration and the worldwide economic slowdown, we are very pleased with the initial acceptance of these products in the marketplace.

“We also are pleased with the prospect of sales of our Verge engineered granules.  These new higher margin products may help offset some of the Wal-Mart unit volume and net sales declines we expect to see in the current fiscal year.  We also hope to benefit from lower fuel costs as we begin new natural gas contracts in the first quarter.”

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The Company will offer a live webcast of the fourth quarter earnings teleconference on Tuesday, October 13, 2009 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Agsorb, Calibrin, Cat’s Pride, ConditionAde, Flo-Fre, Pure-Flo, and Ultra-Clear are all registered trademarks of Oil-Dri Corporation of America.  Pro’s Choice and Verge are trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Fourth Quarter Ended July 31,
	2009	% of Sales	2008	% of Sales
Net Sales	$55,934	100.0%	$59,505	100.0%
Cost of Sales	(44,059)	78.8%	(48,270)	81.1%
Gross Profit	11,875	21.2%	11,235	18.9%
Operating Expenses	(8,090)	14.5%	(7,993)	13.4%

Operating Income	3,785	6.8%	3,242	5.4%
Interest Expense	(457)	0.8%	(493)	0.8%
Other Income	306	0.5%	404	0.7%

Income Before Income Taxes	3,634	6.5%	3,153	5.3%
Income Taxes	(1,082)	1.9%	(700)	1.2%

Net Income	$2,552	4.6%	$2,453	4.1%

Net Income Per Share:
Basic Common	$0.38		$0.37
Basic Class B Common	$0.31		$0.30
Diluted	$0.35		$0.34
Average Shares Outstanding:
Basic Common	5,177		5,114
Basic Class B Common	1,880		1,862
Diluted	7,252		7,237

	Twelve Months Ended July 31,
	2009	% of Sales	2008	% of Sales
Net Sales	$236,245	100.0%	$232,359	100.0%
Cost of Sales	(186,861)	79.1%	(186,289)	80.2%
Gross Profit	49,384	20.9%	46,070	19.8%
Operating Expenses	(34,801)	14.7%	(33,340)	14.3%

Operating Income	14,583	6.2%	12,730	5.5%
Interest Expense	(1,910)	0.8%	(2,189)	0.9%
Other Income	636	0.3%	1,634	0.7%

Income Before Income Taxes	13,309	5.6%	12,175	5.2%
Income Taxes	(3,723)	1.6%	(3,136)	1.3%
Net Income	$9,586	4.1%	$9,039	3.9%

Net Income Per Share:
Basic Common	$1.44		$1.38
Basic Class B Common	$1.17		$1.11
Diluted	$1.32		$1.25

Average Shares Outstanding:
Basic Common	5,146		5,068
Basic Class B Common	1,874		1,854
Diluted	7,242		7,215

OIL - DRI CORPORATION OF AMERICA

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of July 31,
		2009	2008

Current Assets
Cash and Cash Equivalents		$11,839	$6,848
Investment in Treasury Securities		7,998	20,916
Accounts Receivable, net		29,000	31,383
Inventories		17,795	17,744
Prepaid Expenses		7,085	5,760
Total Current Assets		73,717	82,651
Property, Plant and Equipment		59,485	51,440
Other Assets		16,059	14,897
Total Assets		$149,261	$148,988

Current Liabilities
Current Maturities of Notes Payable		$3,200	$5,580
Accounts Payable		5,304	7,491
Dividends Payable		994	919
Accrued Expenses		14,270	16,111
Total Current Liabilities		23,768	30,101
Long-Term Liabilities
Notes Payable		18,300	21,500
Other Noncurrent Liabilities		17,630	9,761
Total Long-Term Liabilities		35,930	31,261
Stockholders' Equity		89,563	87,626
Total Liabilities and Stockholders' Equity		$149,261	$148,988

Book Value Per Share Outstanding		$12.76	$12.66

Acquisitions of
Property, Plant and Equipment	Fourth Quarter	$2,571	$2,950
	Year to Date	$15,253	$7,302
Depreciation and Amortization Charges	Fourth Quarter	$1,979	$1,859
	Year to Date	$7,406	$7,455

OIL - DRI CORPORATION OF AMERICA
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	July 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2009	2008

Net Income	$9,586	$9,039

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	7,406	7,455
Decrease (Increase) in Accounts Receivable	2,354	(3,538)
(Increase) in Inventories	(51)	(2,507)
(Decrease) Increase in Accounts Payable	(1,773)	1,438
(Decrease) in Accrued Expenses	(1,841)	(200)
Other	133	(346)
Total Adjustments	6,228	2,302
Net Cash Provided by Operating Activities	15,814	11,341

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(15,253)	(7,302)
Net Dispositions (Purchases) of Investment Securities	13,037	(2,331)
Other	27	(1,257)
Net Cash Used in Investing Activities	(2,189)	(10,890)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(5,580)	(4,080)
Dividends Paid	(3,684)	(3,377)
Purchase of Treasury Stock	(656)	(20)
Other	838	1,811
Net Cash Used in Financing Activities	(9,082)	(5,666)

Effect of exchange rate changes on cash and cash equivalents	448	(70)

Net Increase (Decrease) in Cash and Cash Equivalents	4,991	(5,285)
Cash and Cash Equivalents, Beginning of Year	6,848	12,133
Cash and Cash Equivalents, July 31	$11,839	$6,848